Exhibit 107

Calculation of Filing Fee Table

Form S-1

Actuate Therapeutics, Inc.

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock, par value $0.000001 per share	Rule 457(o)	—	—	$33,925,000	0.00014760	$5,008

Total Offering Amounts				—	$33,925,000	—	$5,008

Total Fees Previously Paid (4)				—	—	—	$9,430.00

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$0.00

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(4)	Fees previously paid with the Registration Statement on Form S-1 filed on May 24, 2024 and Amendment No. 1 thereto filed on June 11, 2024.